EXHIBIT 23.6
VRC

April 17, 2008

The Board of Directors
Special Committee of the Board
VFinance, Inc.
3010 N. Military Trail
Suite 300
Boca Raton, FL 33431

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 6, 2007, as Annex C to, and to the reference thereto under the captions “SUMMARY — Opinions of financial advisors — Opinion of vFinance Financial Adviser” and “THE MERGER — Opinion of vFinance's Financial Advisor” in, the joint proxy statement/prospectus of National Holdings Corporation (“National”) and vFinance, Inc. (“vFinance”) relating to the proposed merger transaction involving National and vFinance (the “Joint Proxy Statement/Prospectus”), which Joint Proxy Statement/Prospectus is a part of the Registration Statement on Form S-4 of National. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ VALUATION RESEARCH CORPORATION

VALUATION RESEARCH CORPORATION

Engagement #: 50004388

Valuation Research Corporation 777 S. Harbour Island Blvd. Ste 980 Tampa, FL 33602 Phone 813.463.8511 valuationresearch.com